LightPath Technologies Inc - S-1/A

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

LightPath Technologies, Inc.

Orlando, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 23, 2016, relating to the financial statements of ISP Latvia SIA.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Ltd ARMA K Revidents Auditors Anita Kanepa Riga, Latvia, October 27, 2016